Exhibit 99.1

NEWS ANNOUNCEMENT

Carmike Cinemas to Acquire 16 State-of-the-Art Theatres

with 251 Screens from Rave Reviews Cinemas, LLC

COLUMBUS, GA and DALLAS, TX — October 1, 2012 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today announced the signing of a definitive agreement to purchase 16 entertainment complexes with an aggregate of 251 screens based in seven states and 13 individual markets from Rave Reviews Cinemas, LLC, a portfolio company of BV Investment Partners (Rave). The purchase price consists of $19 million in cash, subject to customary working capital adjustments, and $100.4 million of assumed lease obligations, comprised of capital leases and financing obligations. The acquisition will add Adjusted EBITDA of $23.6 million on a pro forma basis for the twelve months ended June 28, 2012. A reconciliation of net income to Adjusted EBITDA is included in this press release.

Carmike Cinemas President and Chief Executive Officer David Passman stated, “The addition of these 16 state-of-the-art theatres and 251 screens from Rave is a key, opportunistic development for Carmike as we recently embarked on a corporate mission of expanding our footprint to 300 theatres and 3,000 screens through attractive acquisitions. Importantly, seven of these theatres are leaders in their respective markets and another four are the number two box office generators in their region. The average age of the properties we are acquiring is only eight years so we expect limited maintenance capital expenditure requirements on the facilities over the near-term. We also look forward to enthusiastically welcoming the Rave associates at these theatres to the growing Carmike family.”

The 16 theatres are currently managed by Rave Cinemas, LLC under the “Rave Motion Pictures” brand. All 251 auditoriums are state-of-the-art with full digital projection and stadium seating. Approximately 40% of the screens are 3-D-capable and seven theatres include IMAX® large format screens. Carmike already has 14 Big D large format digital experience screens in place throughout the country. Of the 16 theatres being acquired, six are located in Alabama, four in Florida, two in Indiana, and one each in Illinois, Pennsylvania, Tennessee and Texas. All 251 screens are participants in the Screenvision Cinema Network.

The following table lists the theatres being acquired.

State	Market	Theatre	State	Market	Theatre
AL	Birmingham	Lee Branch 15	FL	Pensacola	Pensacola 18
AL	Birmingham	Patton Creek 15*	FL	Port St. Lucie	Port St. Lucie 14
AL	Birmingham	Vestavia Hills 10	IN	Fort Wayne	Jefferson Point 18*
AL	Daphne	Jubilee Square 12	IN	Indianapolis	Metropolis 18
AL	Huntsville	Valley Bend 18*	IL	Peoria	Grand Prairie 18*
AL	Orange Beach	Wharf 15	PA	Allentown	Promenade 16*
FL	Melbourne	Avenue 16	TN	Chattanooga	East Ridge 18*
FL	Pensacola	Bayou 15*	TX	Houston	Yorktown 15

*	Denotes theatre with an IMAX auditorium

Carmike expects to complete the acquisition in the fourth quarter, subject to customary closing conditions. The assumed lease obligations are subject to customary accounting adjustments to reflect the acquisition date fair value of such obligations.

Macquarie Capital acted as financial advisor and King & Spalding LLP acted as legal counsel to Carmike Cinemas in this transaction. Foros acted as financial advisor and Ropes & Gray LLP acted as legal counsel to Rave Reviews Cinemas in this transaction.

RAVE REVIEWS HOLDINGS, LLC1

SUPPLEMENTARY NON-GAAP RECONCILIATION

ADJUSTED EBITDA (Unaudited)

($ in thousands)

Twelve Months Ended June 28,
2012
Net loss(2)	$(1,742)
Income tax expense(2)	122
Interest expense(2)(3)	21,252
Depreciation and amortization(2)(3)	10,033

EBITDA(2)	$29,665
General and administrative(2)	5,293

Adjusted EBITDA(2)	$34,958
Adjusted EBITDA for theatres not purchased	(11,334)

Adjusted EBITDA for purchased theatres	$23,624

(1)	“Rave Reviews Holdings, LLC”, a wholly-owned subsidiary of Rave Reviews Cinemas, LLC, owns 100% of the membership interests of the 16 theatres to be acquired.
(2)	Represents consolidated amount for Rave Reviews Cinemas, LLC (21 theatres).
(3)	Includes $17,685 and $7,416, of interest expense and depreciation and amortization expense, respectively, for the 16 theatres to be acquired.

EBITDA is defined as net loss plus income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, as defined above, plus general and administrative expenses.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2012, Carmike had 233 theatres with 2,245 screens in 35 states. Carmike’s digital cinema footprint reached 2,122 screens, including 209 theatres with 750 screens that are also equipped for 3-D. The circuit also includes 14 “Big D” large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious seating. As “America’s Hometown Theatre Chain,” Carmike’s primary focus for its locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding the closing of the transaction. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR – Investor Relations/Corporate Communications	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

# # #